Exhibit 99.1
MARTIN MIDSTREAM PARTNERS
ANNOUNCES COMMENCEMENT OF PUBLIC OFFERING
OF COMMON UNITS
     KILGORE, Texas, May 14, 2007 /PRNewswire-FirstCall via COMTEX/ — Martin Midstream Partners L.P. (NASDAQ: MMLP) announced today that it has commenced an underwritten public offering of 1,200,000 common units (plus up to an additional 180,000 common units to cover over-allotments, if any) under its existing shelf registration statement. MMLP intends to use the net proceeds from the offering to repay outstanding indebtedness incurred under its revolving loan facility to fund both recent acquisitions and expansion capital expenditures. A.G. Edwards & Sons, Inc. will serve as the sole underwriter for the offering.
     A copy of the prospectus supplement and related base prospectus for the offering may be obtained from A.G. Edwards & Sons, Inc., One North Jefferson, St. Louis, Missouri 63103, Telephone 800-278-5373.
     This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering will be made only by means of a prospectus and related prospectus supplement.
About Martin Midstream Partners
     Martin Midstream Partners is a publicly traded limited partnership with a diverse set of operations focused primarily in the United States Gulf Coast region. The Company’s primary business lines include: terminalling and storage services for petroleum products and by-products; natural gas services; marine transportation services for petroleum products and by-products; sulfur gathering, processing and distribution; and fertilizer manufacturing and distribution.
     Additional information concerning Martin Midstream is available on its website at www.martinmidstream.com.
Forward-Looking Statements
     Statements about Martin Midstream Partners’ outlook and all other statements in this release other than historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and all references to financial estimates rely on a number of assumptions concerning future events and are subject to a number of uncertainties and other factors, many of which are outside its control, which could cause actual results to differ materially from such statements. While MMLP believes that the assumptions concerning future events are reasonable, it cautions that there are inherent difficulties in anticipating or predicting certain important factors. A discussion of these factors, including risks and uncertainties, is set forth in MMLP’s annual and quarterly reports

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filed from time to time with the Securities and Exchange Commission. Martin Midstream Partners disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events, or otherwise.
Contact: Robert D. Bondurant, Executive Vice President and Chief Financial Officer of MMLP’s general partner, Martin Midstream GP LLC, at (903) 983-6200.

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